Exhibit 10.1

Execution Copy

FOURTH AMENDMENT AND SECOND FORBEARANCE TO CREDIT AGREEMENT

This FOURTH AMENDMENT AND SECOND FORBEARANCE TO CREDIT AGREEMENT (this “Amendment”), dated as of May 30, 2014, is entered into by and among the undersigned with respect to that certain Credit Agreement, dated as of November 16, 2011, (the “Credit Agreement”) by and among Great Lakes Aviation, Ltd., an Iowa corporation (“Great Lakes”), the financial institutions and other entities that are parties thereto as Lenders, Crystal Financial LLC (in its individual capacity, “Crystal” or “Administrative Agent”) and GB Credit Partners, LLC (formerly known as GB Merchant Partners, LLC, in its individual capacity “GB Credit” or “Collateral Agent”, and together with the Administrative Agent, the “Agents” and each individually an “Agent”).

W I T N E S S E T H:

WHEREAS, the Lenders have extended credit to Great Lakes, pursuant to the terms and subject to the conditions of the Credit Agreement;

WHEREAS, Great Lakes has breached the Credit Agreement in certain respects, as in that certain Third Amendment and Forbearance to Credit Agreement, dated as of April 1, 2014, by and among the parties hereto;

WHEREAS, Great Lakes has requested that Agents and the Lenders agree to amend the Credit Agreement upon the terms and subject to the conditions set forth herein and agree to forbear from the exercise of rights and remedies with respect to certain breaches of the Credit Agreement as described herein; and

WHEREAS, as an accommodation to Great Lakes, the Agents and the undersigned Lenders (constituting Requisite Lenders) have agreed to amend the Credit Agreement and continue to forbear from the exercise of rights and remedies with respect to certain breaches of the Credit Agreement as described herein, subject in all respects, however, to the terms and the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement. In addition, as used herein, the following term shall have the following meaning:

“Fourth Amendment” means that certain Fourth Amendment and Second Forbearance to this Agreement, dated as of May 30, 2014.

“Fourth Amendment Effective Date” means the date on which all of the conditions set forth in Section 5 of this Amendment have been satisfied (or waived by the Requisite Lenders).

2. Amendment to Credit Agreement.

a) Section 1.1(b)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(A) Each Term Loan Lender agrees, severally and not jointly, to lend to Great Lakes a term loan on the Closing Date equal to such Term Loan Lender’s Pro Rata Share of the Term Loan Commitment (such loan, the “Term Loan”). Each Term Loan Lender’s Term Loan Commitment shall terminate in full upon the making of the Term Loan on the Closing Date.

(B) Each Term Loan Lender agrees, severally and not jointly, to lend to Great Lakes an additional term loan on the Fourth Amendment Effective Date in an amount equal to the amount set forth beside such Term Loan Lender’s name on Schedule 1 to the Fourth Amendment (the “Fourth Amendment Effective Date Term Loan”). The Fourth Amendment Effective Date Term Loan shall have the same terms as the existing Term Loan, and, once made, shall be deemed to be a part of the Term Loan and constitute Obligations for all purposes under this Agreement and the other Loan Documents, and all references herein and therein to the “Term Loan” shall be deemed to include the Fourth Amendment Effective Date Term Loan.

(C) Each Term Loan Lender hereby commits, severally and not jointly, subject to the terms and conditions of this Agreement, including without limitation Section 6.3, to lend to Great Lakes from time to time during the Forbearance Period certain term loans (the “Delayed Draw Term Loans”) in an aggregate amount not to exceed the amount set forth beside such Term Loan Lender’s name on Schedule 1 to the Fourth Amendment (such amount, such Lender’s “Delayed Draw Commitments”). Each Delayed Draw Term Loan shall have the same terms as the existing Term Loan, and, once made, shall be deemed to be a part of the Term Loan and constitute Obligations for all purposes under this Agreement and the other Loan Documents, and all references herein and therein to the “Term Loan” shall be deemed to include the each Delayed Draw Term Loan.

b) Section 1.1(b)(ii) of the Credit Agreement is hereby amended by deleting the following two rows in the table therein and replacing them as follows:

June 30, 2014	$0
September 30, 2014	$0

c) Section 1.3(c) is hereby amended to add the following sentence to the end of that section: “Notwithstanding the foregoing, no Prepayment Fee shall be payable by Great Lakes upon the first $2,000,000 voluntarily prepaid by Great Lakes pursuant to Section 1.5(a).

d) Section 4.1 of the Credit Agreement is hereby amended by deleting the final row in the table therein and replacing it as follows:

“December 31, 2013	2.25:1.00
September 30, 2014 and the last Day of each Fiscal Quarter thereafter	2.25.:1.00”

e) Section 6.2(a) is hereby amended by deleting the introductory language therein and replacing it as follows:

“Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan (other than a Delayed Draw Term Loan, subject to the conditions precedent set forth in Section 6.3), if, as of the date thereof (the “Funding Date”):”

f) A new Section 6.3 is hereby added to the Credit Agreement as follows:

“Conditions to All Delayed Draw Term Loans.

(a) No Lender shall be obligated to fund any Delayed Draw Term Loan, if, as of the date thereof:

(i) any representation or warranty by Great Lakes contained herein or in any other Loan Document is untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date or to a Specified Breach (as defined in the Third Amendment);

(ii) any Default or Event of Default (other than a Specified Breach (as defined in the Third Amendment)) has occurred and is continuing or would result after giving effect to any Loan;

(iii) Great Lakes has failed to deliver, at least three (3) Business Days prior thereto, a written request to each Term Lender stating the proposed funding date (which shall be during the Forbearance

Period) requested amount of the Delayed Draw Term Loans to be funded on such date, which shall be in a minimum amount of $500,000 or an increment of $500,000 in excess thereof;

(iv) as of the date of delivery of the notice described in clause (iii) above, Great Lakes shall have no more than $1,000,000 of operating cash on hand;

(v) the amount of such Delayed Draw Term Loan, when aggregated with all other Delayed Draw Term Loans made on such date and all other Delayed Draw Term Loans made prior to such date, exceeds $2,000,000;

(vi) the funding of such Delayed Draw Term Loan would cause any Lender to exceed its Delayed Draw Commitment; or

(vii) the funding of such Delayed Draw Term Loan would cause, as of the funding date after giving effect to such funding, the aggregate outstanding principal amount of the Term Loan (which, for the avoidance of doubt, shall include the Fourth Amendment Effective Date Term Loan and each Delayed Draw Term Loan) to exceed the Term Loan Formula.

The request and acceptance by Great Lakes of the proceeds of any Delayed Draw Term Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Great Lakes that the conditions in this Section 6.3, have been satisfied and (ii) a reaffirmation by Great Lakes of the granting and continuance of Collateral Agent’s Liens, on behalf of the Lenders, pursuant to the Collateral Documents.”

3. Forbearance.

a) Acknowledgment of Breach. Great Lakes hereby acknowledges and agrees that (i) it has failed to timely deliver the year-end financials required by Section 4.3(c) of the Credit Agreement on April 1, 2014, (ii) Great Lake and its Subsidiaries, on a consolidated basis, have a Leverage Ratio that exceeds the maximum Leverage Ratio permitted by Section 4.1 of the Credit Agreement for the Fiscal Quarter ending December 31, 2013 and (iii) Great Lakes has delivered audited financial statements for the 2013 Fiscal Year which are qualified by a “going concern” or like qualification, which is a violation of Section 4.3(c) of the Credit Agreement, and, as a result of the items described in clauses (i)-(iii) hereof, Great Lakes has breached the terms of the Credit Agreement (the “Specified Breaches”). Due to the existence of the Specified Breaches, the Administrative Agent, Collateral Agent and the Lenders (the “Secured Parties”) have the ability to exercise their rights and remedies under the Credit Agreement and the other Credit Documents, applicable law or otherwise. Great Lakes represents and warrants that as of the date hereof, it has not breached the Credit Agreement in any respect other than the Specified Breaches. Great Lakes hereby acknowledges and agrees that the Secured Parties have the exercisable right to declare the Obligations to be immediately due and payable under the terms of the Credit Agreement and the other Loan Documents.

b) Forbearance.

i. In reliance upon the representations, warranties and covenants of Great Lakes contained in this Amendment, and subject to the terms and conditions of this Amendment, the Secured Parties agree to forbear from exercising their rights and remedies under the Credit Agreement and the other Credit Documents or applicable law in respect of or arising out of the Specified Breaches until the earliest of (i) September 15, 2014, (ii) the date on which Great Lakes breaches the Credit Agreement in any respect other than the Specified Breaches and (iii) the date on which Great Lakes breaches this Amendment in any respect (including any breach of any covenant set forth in Section 4 below) (the “Forbearance Termination Date”; the period beginning on the Fourth Amendment Effective Date and ending on the Forbearance Termination Date, the “Forbearance Period”).

ii. On the Forbearance Termination Date, the agreement of the Secured Parties to forbear will automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit the Secured Parties to exercise immediately all rights and remedies under the Credit Agreement and the other Credit Documents and applicable law, including, but not limited to accelerating all of the Obligations under the Credit Agreement and the other Credit Documents, without any further notice to Great Lakes, passage of time or forbearance of any kind.

c) No Waivers; Reservation of Rights.

i. The Secured Parties have not waived, are not by this Amendment waiving, and have no intention of waiving, any breach of the Credit Agreement or other Loan Documents which may be continuing on the date hereof or any breaches thereof which may occur after the date hereof (whether the same or similar to the Specified Breaches or otherwise), and the Secured Parties have not agreed to forbear with respect to any of their rights or remedies concerning any breach (other than, during the Forbearance Period, the Specified Breaches to the extent expressly set forth herein) occurring at any time.

ii. Subject to Section 3(b) above (solely with respect to the Specified Breaches), the Secured Parties reserve the right, in their discretion, to exercise any or all of its rights and remedies under the Credit Agreement and the other Credit Documents as a result of any other breach occurring at any time. The Secured Parties have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on its part in exercising any such rights or remedies, will be construed as a waiver of any such rights or remedies.

4. Covenants. Great Lakes hereby covenants, until the Forbearance Termination Date (provided, that the Obligations of Great Lakes in Section 4(h) below shall survive the Forbearance Termination Date and the termination of this Amendment), as follows:

a) Great Lakes will pay interest on the Loans under the Credit Agreement at a rate that is two percentage points (2.0%) per annum above the rates of interest otherwise applicable to the Loans. The method, timing, and other terms of payment of such interest shall be as set forth in the Credit Agreement.

b) Great Lakes will continue to retain Huron Consulting (“Huron”) at all times until the Forbearance Termination Date on the terms set forth in the existing engagement letter (or any amendment to, or restatement of, such engagement letter, to the extent such amendment or restatement is acceptable to the Lenders) between Great Lakes and Huron, including without limitation the preparation and delivery of the projections described in clause (c) immediately below, analysis of Great Lakes’ liquidity and working capital, and such other items as either Agent or any Lender may reasonably request.

c) Great Lakes will deliver to each Lender a thirteen (13) week cash flow projection, prepared by Huron in consultation with the managers of Great Lakes, in form and substance satisfactory to each Lender, on June 5, 2014 and on each Thursday thereafter through and including the Forbearance Termination Date, together with a description and analysis of any difference between actual cash flow and previous projections with respect to any period.

d) Great Lakes will comply with each of the financial covenants set forth on Annex I hereto.

e) Subject to the confidentiality provisions of Section 9.13 of the Credit Agreement, Great Lakes will engage three (3) third party firms reasonably acceptable to the Lenders (the “Firms”) to market Great Lakes’ excess aircraft and inventory assets, with the specific items to be marketed to be agreed upon between Great Lakes and the Lenders (the “Forbearance Asset Sale”). Great Lakes will execute an engagement letter reasonably satisfactory to the Lenders with each of the Firms no later than June 13, 2014, and shall continue to engage the Firms on the terms therein at all times thereafter, unless otherwise agreed by the Lenders. Great Lakes shall cause the Firms to diligently pursue the full scope of their engagement at all times during the Forbearance Period. The Firms shall conduct such advertising, including advertising that provides asset descriptions, specification sheets and other relevant information as is consistent with their engagement letters and otherwise alert potential purchasers no later than June 20, 2014. Great Lakes will provide written weekly process updates satisfactory to the Lenders with respect to the Forbearance Asset Sale and will provide the Lenders with access to the Firms for discussion of such updates and other matters related to the Forbearance Asset Sale. In addition, Great Lakes will provide, or will cause the Firms to provide, as promptly as practicable but in any event within three (3) days of receipt, (x) a copy of the executed engagement letter with respect to each Firm and (y) copies of any written offers, proposals, term sheets received from any potential purchasers.

f) Subject to the confidentiality provisions of Section 9.13 of the Credit Agreement, Great Lakes shall engage a financial advisor reasonably acceptable to the Lenders (the “Financial Advisor”, and together with Huron and the Firms, the “Consultants”) to advise Great Lakes on raising capital through additional equity financings, debt financings, or other liquidity events which may result in a sale of Great Lakes (the “Capital Raise”), it being acknowledged and agreed that Great Lakes is in discussions to engage Raymond James as a financial advisor, which selection is acceptable to the Lenders. Great Lakes will execute an engagement letter reasonably satisfactory to the Lenders with the Financial Advisor no later than June 2, 2014, and shall continue to engage the Financial Advisor on the terms therein at all times thereafter, unless otherwise agreed by the Lenders. Great Lakes shall cause the Financial Advisor to (a) diligently pursue the full scope of its engagement at all times during the Forbearance Period and (b) meet all milestones set forth in its engagement letter. Great Lakes will, or will cause the Financial Advisor, to provide (i) written weekly process updates, (ii) copies of all written offers, proposals and term sheets received by Great Lakes or its Financial Advisor and (iii) such other information as the Lenders shall reasonably request from time to time with respect to the Capital Raise. Great Lakes will also provide the Lenders, at least weekly, with access to the Financial Advisor, in the presence of Great Lakes to the extent Great Lakes so desires, for discussion of such updates and other matters related to the Capital Raise, at such times as the Lenders may reasonably request. Great Lakes will provide the Lenders with a copy of the executed engagement lender with respect to the Financial Advisor promptly upon its execution.

g) Great Lakes will pay to the Administrative Agent:

i. for the benefit of the Lenders according to their Pro Rata Share of all existing Loans (prior to the effectiveness of this Amendment), a forbearance fee in the aggregate amount of $242,000, which fee shall be fully-earned and due and payable on the date hereof as a condition to the effectiveness of this Amendment;

ii. for the benefit of the Term Lenders that make a Fourth Amendment Effective Date Term Loan on the date hereof according to their Pro Rata Share in respect of the Fourth Amendment Effective Date Term Loan, a funding fee in the aggregate amount of $60,000, which fee shall be fully-earned and due and payable on the date hereof as a condition to the effectiveness of this Amendment;

iii. for the benefit of the Term Lenders that hold a Delayed Draw Commitment according to their Pro Rata Share in respect of the Delayed Draw Commitments, a commitment fee in the aggregate amount of $60,000, which fee shall be fully-earned and due and payable on the date hereof as a condition to the effectiveness of this Amendment;

iv. for the benefit of each Term Lender that funds a Delayed Draw Term Loan, on the date of each funding of a Delayed Draw Term Loan, a funding fee in an amount equal to three percent (3.0%) of the amount of each such Delayed Draw Term Loan funded by such Term Lender on such date; and

v. for the benefit of the Lenders according to their Pro Rata Share of all Loans, an amendment fee in the aggregate amount of $120,000, which fee shall be fully-earned and due and payable on the Forbearance Termination Date.

For the avoidance of doubt, each of the fees described in clause (h) above shall constitute part of the Obligations.

5. Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to the Agents and the Requisite Lenders, of the following conditions precedent:

(a) the execution and delivery of this Amendment by Great Lakes, the Agents, and the Requisite Lenders;

(b) the representations and warranties set forth in Section 6 hereof shall be true and correct (and Great Lakes hereby certifies, by its signatures below that each of the following are true and correct) as of the date hereof and as of the Third Amendment Effective Date;

(c) other than the Specified Breaches, as of the date hereof, Great Lakes has not breached the Credit Agreement in any respect; and

(d) Great Lakes shall have paid the fees required to be paid on the date hereof by Section 4(g) of this Amendment.

6. Representations and Warranties. Great Lakes hereby represents and warrants to the Agents and each Lender as follows:

(a) Great Lakes is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b) Great Lakes has the power and authority to execute, deliver and perform its obligations under this Amendment;

(c) the execution, delivery and performance by Great Lakes of this Amendment has been duly authorized by all necessary corporate action and does not and will not require any registration with, consent or approval of, notice to or action by, any Person;

(d) this Amendment constitutes the legal, valid and binding obligation of Great Lakes, enforceable against it in accordance with its terms;

(e) other than the Specified Breaches, Great Lakes has not breached the Credit Agreement in any respect;

(f) all representations and warranties contained in the Credit Agreement and the Loan Documents are true and correct as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty shall be true and correct as of such date; and

(g) by its signature below, Great Lakes agrees that it shall constitute an Event of Default if any representation or warranty made herein is untrue or incorrect in any material respect as of the date when made or deemed made.

7. Access to Consultants. Great Lakes hereby authorizes each of the Agents and the Lenders, at any time during the Forbearance Period, to discuss or correspond with each of the Consultants (other than the Financial Advisor) regarding Great Lakes and the scope of such Consultant’s engagement, in each case without the consent of, or notice to, Great Lakes.

8. Reaffirmation. Great Lakes as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which the grants liens or security interests in its property, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents and (ii) ratifies and reaffirms any liens on or security interests in any of its property pursuant to any Loan Document and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Great Lakes hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of Agents or Lenders, or, except as expressly set forth herein, constitute a waiver of any provision of any of the Loan Documents, or serve to affect a novation of the Obligations.

9. Acknowledgment of Obligations. Great Lakes hereby acknowledges, confirms and agrees that as of the open of business on May 30, 2014 (prior to giving effect to this Amendment and the Fourth Amendment Effective Date Term Loan), Great Lakes is indebted to the Lenders in respect of the (i) Revolving Loans in the principal amount of $8,521,333, and (ii) Term Loans in the principal amount of $14,200,000. Great Lakes hereby acknowledges, confirms and agrees that all such Loans, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by Great Lakes to the Agents and Lenders, are unconditionally owing by Great Lakes to the Agents and Lenders, as applicable, without offset, defense or counterclaim of any kind, nature or description whatsoever.

10. Acknowledgment of Rights; Release of Claims.

a) Great Lakes hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by any Lender or Agent of any of Great Lakes’ liabilities, obligations and agreements on the date hereof; (b) to its knowledge, each Lender and each Agent have fully performed all undertakings and obligations owed to it as of the date hereof; and (c) except to the limited extent expressly set forth in this Amendment, each Lender and each Agent do not waive, diminish or limit any term or condition contained in the Credit Agreement or any of the other Loan Documents. Great Lakes, on behalf of itself, any other its successors, assigns and subsidiaries (such Persons being hereinafter referred to collectively as the “Releasing Parties” and individually as a “Releasing Party”) hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Agents, their agents, employees, officers, directors, predecessors, attorneys and all other Persons acting or purporting to act on behalf of or at the direction of the Lenders and Agents (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof. Without limiting the generality of the foregoing, Great Lakes, on behalf of itself and the Releasing Parties, waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest: (a) the right of each Agent and each Lender to exercise its rights and remedies described in this Amendment; (b) any provision of this Amendment or the other Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Credit Agreement or the other Loan Documents on or prior to the date hereof.

b) Great Lakes, on behalf of itself and the Releasing Parties, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by any Releasing Party pursuant to Section 9(a) above. If any Releasing Party violates the foregoing covenant, Great Lakes agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

11. Miscellaneous.

(a) Reference to and Effect on the Loan Documents. Except for the amendments and modifications expressly set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender under any of the Loan Documents, nor constitute a waiver of, or a consent in connection with, any other provision of the Loan Documents. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Credit Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires. Great Lakes agrees that, except as expressly modified hereby, the Credit Agreement and other Loan Documents remain in full force and effect in accordance with their terms and are hereby ratified and reaffirmed.

(b) Costs, Expenses and Taxes. Great Lakes agrees to reimburse the Lenders and each Agent on demand for all out-of-pocket costs, expenses and charges incurred by them in connection with the preparation, reproduction, execution and delivery of this Amendment (including, without limitation, the fees and expenses of Proskauer Rose LLP) and any other instruments and documents to be delivered hereunder.

(c) Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

(d) Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e) Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Great Lakes and its successors and assigns and each Agent and Lenders and their successors and assigns.

(f) Acknowledgment of Legal Counsel. Great Lakes represents and warrant to the Agents and Lenders that they (a) understand fully the terms of this Amendment and the consequences of the execution and delivery of this Amendment, (b) have been afforded an opportunity to discuss this Amendment with, and have this Amendment reviewed by, such attorneys and other persons as Great Lakes may wish, and (c) have entered into this Amendment and executed and delivered all documents in connection herewith of their own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Amendment nor the other documents executed pursuant hereto will be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Amendment and the other documents executed pursuant hereto or in connection herewith. Great Lakes has not relied upon any representation by an Agent and/or any Lender, or any counsel to either Agent and/or any Lender concerning the legal effects of this Amendment or any provision hereof.

(g) Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Amendment by signing any such counterpart.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, this Fourth Amendment and Second Forbearance to Credit Agreement has been duly executed as of the date first written above.

GREAT LAKES: GREAT LAKES AVIATION, LTD.

By:	/s/ Michael Matthews
Name:	Michael Matthews
Title:	Chief Financial Officer

FOURTH AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT: CRYSTAL FINANCIAL LLC

By:	/s/ Christopher A. Arnold
Name:	Christopher A. Arnold
Title:	Senior Managing Director

FOURTH AMENDMENT TO CREDIT AGREEMENT

COLLATERAL AGENT: GB CREDIT PARTNERS, LLC

By:	/s/ Lisa Galeota
Name:	Lisa Galeota
Title:	Managing Director

FOURTH AMENDMENT TO CREDIT AGREEMENT

LENDERS: CRYSTAL FINANCIAL SPV LLC

By:	/s/ Christopher A. Arnold
Name:	Christopher A. Arnold
Title:	Senior Managing Director

CRYSTAL FINANCIAL LLC

By:	/s/ Christopher A. Arnold
Name:	Christopher A. Arnold
Title:	Senior Managing Director

FOURTH AMENDMENT TO CREDIT AGREEMENT

GB CREDIT PARTNERS, LLC

By:	/s/ Lisa Galeota
Name:	Lisa Galeota
Title:	Managing Director

1903 ONSHORE FUNDING, LLC By: GB Credit Partners, LLC Its: Investment Manager

By:	/s/ Lisa Galeota
Name:	Lisa Galeota
Title:	Managing Director

1903 OFFSHORE LOANS SPV LIMITED By: GB Credit Partners, LLC Its: Investment Manager

By:	/s/ Lisa Galeota
Name:	Lisa Galeota
Title:	Managing Director

FOURTH AMENDMENT TO CREDIT AGREEMENT

Annex I

Forbearance Period Financial Covenants

Reference is made to the thirteen (13) week cash flow projection set forth on the next page (the “Projection”):

As of June 8, 2014, June 22, 2014, July 6, 2014, July 20, 2014, August 3, 2014, August 17, 2014, August 31, 2014 and September 14, 2014 in each case with respect to the fourteen (14) day period ended on such date, Great Lakes shall have:

(1) aggregate Operational Cash Receipts (as such term is used in the Projection) of no less than 90.0% of the projected amount of all Operational Cash Receipts set forth in the Projection,

(2) no Operational Cash Disbursement (in each case, as such term is used in the Projection) line item disbursement greater than the greater of (a) 120.0% of the projected amount of such Operational Cash Disbursement line item set forth in the Projection and (b) $25,000 more than the projected amount of such Operational Cash Disbursement line item set forth in the Projection, and

(3) aggregate Operational Cash Disbursements of no greater than 105.0% of the projected aggregate amount of all Operational Cash Disbursements set forth in the Projection,

provided, that borrowings, repayments, and reimbursement of fees and expenses under the Credit Agreement shall not be taken into account in calculating the financial covenants described in numbers (1)-(3) above.